UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 5, 2015

SUTOR TECHNOLOGY GROUP LIMITED

(Exact name of registrant as specified in its charter)

Nevada	001-33959	87-0578370
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

No. 8, Huaye Road

Dongbang Industrial Park

Changshu, China 215534

(Address of Principal Executive Offices)

(86) 512-52680988

Registrant’s Telephone Number, Including Area Code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on August 8, 2014, Sutor Technology Group Limited (the “Company”) was notified by the Listing Department of The NASDAQ Stock Market (“NASDAQ”) that the Company is not in compliance with the $1.00 minimum closing bid price requirement under the NASDAQ Listing Rules (the “Minimum Closing Bid Price”) and the Company was afforded 180 calendar days, or until February 4, 2015, to regain compliance with the requirement of Minimum Closing Bid Price. In that regard, the Company was not able to regain compliance by February 4, 2015 to cure the deficiency. On February 5, 2015, the Company received notice from NASDAQ indicating that NASDAQ determined that the Company is eligible for an additional 180 calendar day period, or until August 3, 2015 (the “Second Compliance Period”), to cure the deficiency. NASDAQ’s determination was based on the Company meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the NASDAQ Capital Market with the exception of the bid price requirement. The Company provided NASDAQ a written notice of its intention to cure the deficiency during the Second Compliance Period by effecting a reverse stock split, if necessary.

If at any time during the Second Compliance Period, the closing bid price of the Company’s common stock is at least $1 per share for a minimum of 10 consecutive business days, the Company will regain compliance, unless staff of NASDAQ, in its discretion, requires the Company to maintain a bid price of at least $1.00 per share for a period in excess of 10 consecutive business days. If the Company cannot demonstrate compliance by August 3, 2015, the Company’s common stock will be delisted. At that time, the Company may appeal NASDAQ’s determination to a Hearings Panel.

The Company issued a press release on February 6, 2015, disclosing receipt of the notice letter. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
99.1	Press release dated February 6, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sutor Technology Group Limited

Date: February 6, 2015

/s/ Lifang Chen
Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press release dated February 6, 2015.